TEMPUR-PEDIC REPORTS RECORD FIRST QUARTER SALES AND EARNINGS

– Reports First Quarter Sales Up 18% and EPS Up 26% at $0.86

LEXINGTON, KY, April 19, 2012 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the first quarter ended March 31, 2012. The Company also confirmed financial guidance for 2012.

FIRST QUARTER FINANCIAL SUMMARY

●	Earnings per diluted share (EPS) were $0.86 in the first quarter of 2012 as compared to EPS of $0.68 per diluted share in the first quarter of 2011. The Company reported net income of $56.2 million for the first quarter of 2012 as compared to net income of $48.3 million in the first quarter of 2011. First quarter net income had a net benefit of $2 million from the resolution of foreign tax matters.

●	Net sales increased 18% to $384.4 million in the first quarter of 2012 from $325.8 million in the first quarter of 2011. On a constant currency basis, net sales increased 19%. Net sales in the North American segment increased 17% and international segment net sales increased 19%. On a constant currency basis, international segment net sales increased 22%.

●	Mattress sales increased 18% globally. Mattress sales increased 15% in the North American segment and increased 26% in the international segment. On a constant currency basis, international mattress sales increased 29%. Pillow sales increased 20% globally. Pillow sales increased 22% in North America and 17% internationally. On a constant currency basis, international pillow sales increased 19%.

●	Gross profit margin was 53.6% as compared to 52.3% in the first quarter of 2011. The gross profit margin increased as a result of improved efficiencies in manufacturing and distribution and fixed cost leverage related to higher production volumes, partially offset by higher new product costs.

●	Operating profit margin was 22.4% as compared to 23.1% in the first quarter of 2011 reflecting the Company’s strategic investments to drive growth, including brand advertising.

●	The Company generated $44.6 million of operating cash flow as compared to $55.7 million in the first quarter of 2011.

●	During the first quarter of 2012, the Company purchased 0.2 million shares of its common stock for a total cost of $12 million. As of March 31, 2012, the Company had $238 million available under its existing share repurchase authorization.

Chief Executive Officer Mark Sarvary commented, “In the first quarter we delivered solid financial performance, enhanced our product range with the introduction of TEMPUR-Simplicity and increased our investment in advertising by 37% to $47 million. We are excited about the rollout of our new dealer programs beginning in the second quarter.”

Financial Guidance
The Company confirmed its full year 2012 guidance for net sales and earnings per share. It expects net sales for 2012 to range from $1.60 billion to $1.65 billion. It expects EPS for 2012 to range from $3.80 to $3.95 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control. The Company noted its EPS guidance does not assume any benefit from a potential further reduction in shares outstanding related to its share repurchase program.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, April 19, 2012 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s plans to increase its rate of investment in areas to drive growth, the Company’s R&D strategy and expected product launches and expectations for net sales and earnings per share for 2012. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products in international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on our operations; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur-Pedic International
800-805-3635
investor.relations@tempurpedic.com

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per common share amounts)

	Three Months Ended
	March 31,
	2012	2011	Change %
Net sales	$384,393	$325,838	18%
Cost of sales	178,407	155,528
Gross profit	205,986	170,310	21%
Selling and marketing expenses	83,299	64,370
General, administrative and other expenses	36,622	30,660
Operating income	86,065	75,280	14%

Other expense, net:
Interest expense, net	(4,066)	(2,539)
Other expense, net	(441)	(603)
Total other expense	(4,507)	(3,142)

Income before income taxes	81,558	72,138	13%
Income tax provision	25,340	23,878
Net income	$56,218	$48,260	16%

Earnings per common share:
Basic	$0.88	$0.70
Diluted	$0.86	$0.68
Weighted average common shares outstanding:
Basic	63,881	68,565
Diluted	65,684	70,871

 TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$134,016	$111,367
Accounts receivable, net	152,961	142,412
Inventories	97,670	91,212
Prepaid expenses and other current assets	25,423	20,088
Deferred income taxes	15,834	14,391
Total Current Assets	425,904	379,470
Property, plant and equipment, net	161,000	160,502
Goodwill	213,824	213,273
Other intangible assets, net	65,261	66,491
Other non-current assets	8,471	8,904
Total Assets	$874,460	$828,640

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$67,622	$69,936
Accrued expenses and other current liabilities	70,712	76,636
Income taxes payable	28,260	20,506
Total Current Liabilities	166,594	167,078
Long-term debt	565,000	585,000
Deferred income taxes	20,105	24,227
Other non-current liabilities	22,350	21,544
Total Liabilities	774,049	797,849
Total Stockholders’ Equity	100,411	30,791
Total Liabilities and Stockholders’ Equity	$874,460	$828,640

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$56,218	$48,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,690	8,341
Amortization of stock-based compensation	4,362	2,729
Amortization of deferred financing costs	353	173
Bad debt expense	(12)	670
Deferred income taxes	(5,565)	(962)
Foreign currency adjustments and other	1,097	(442)
Changes in operating assets and liabilities	(20,585)	(3,044)
Net cash provided by operating activities	44,558	55,725

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,638)	(5,215)
Other	23	171
Net cash used by investing activities	(6,615)	(5,044)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	31,500	11,000
Repayments of long-term revolving credit facility	(51,500)	(23,000)
Proceeds from issuance of common stock	7,321	16,717
Excess tax benefit from stock based compensation	8,739	7,953
Treasury shares repurchased	(14,912)	(61,107)
Other	(293)	—
Net cash used by financing activities	(19,145)	(48,437)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3,851	3,493
Increase in cash and cash equivalents	22,649	5,737
CASH AND CASH EQUIVALENTS, beginning of period	111,367	53,623
CASH AND CASH EQUIVALENTS, end of period	$134,016	$59,360

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2012	2011	2012	2011	2012	2011
Retail	$337,754	$284,430	$241,570	$208,148	$96,184	$76,282
Direct	30,868	23,190	24,251	17,960	6,617	5,230
Healthcare	8,253	8,997	3,146	2,895	5,107	6,102
Third Party	7,518	9,221	—	—	7,518	9,221
	$384,393	$325,838	$268,967	$229,003	$115,426	$96,835

Summary of Product Sales

The following table highlights net sales information, by product and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2012	2011	2012	2011	2012	2011
Mattresses	$256,175	$217,336	$183,480	$159,445	$72,695	$57,891
Pillows	41,492	34,712	21,423	17,589	20,069	17,123
Other	86,726	73,790	64,064	51,969	22,662	21,821
	$384,393	$325,838	$268,967	$229,003	$115,426	$96,835

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of  EBITDA to Net Income and Funded debt to Total debt
Non-GAAP Measures
(In thousands)

The Company provides information regarding earnings before interest, taxes, depreciation, and amortization (EBITDA) and Funded debt which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to Net income as a measure of operating performance or Total debt. A reconciliation of EBITDA to the Company’s Net income and a reconciliation of Total debt to Funded debt are provided below. Management believes that the use of EBITDA and Funded debt provides investors with useful information with respect to the terms of the Company’s credit facility.

Reconciliation of Net income to EBITDA

The following table sets forth the reconciliation of the Company’s reported Net income to the calculation of  EBITDA for each of the three months ended June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012, as well as the twelve months ended March 31, 2012:

	Three Months Ended				Twelve Months Ended
	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	March 31, 2012
GAAP Net income	$53,084	$61,949	$56,315	$56,218	$227,566
Plus:
Interest expense	2,646	3,265	3,498	4,066	13,475
Income taxes	26,982	31,164	26,759	25,340	110,245
Depreciation & Amortization	13,239	12,166	14,513	13,052	52,970
EBITDA	$95,951	$108,544	$101,085	$98,676	$404,256

Reconciliation of Total debt to Funded debt

The following table sets forth the reconciliation of the Company’s reported Total debt to the calculation of Funded debt as of March 31, 2012:

As of
March 31, 2012
GAAP basis Total debt	$565,000
Plus:
Letters of credit outstanding	1,025
Funded debt	$566,025

Calculation of Funded debt to EBITDA

As of
March 31, 2012
Funded debt	$566,025
EBITDA	404,256
1.40 times